Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF
FLEXSTEEL INDUSTRIES, INC.

(As Amended through December 5, 2016)

ARTICLE I

Name

The name of this corporation is Flexsteel Industries, Inc.

ARTICLE II

Purpose

This corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful activity for which corporations may be organized and may conduct business under Minnesota Statutes Chapter 302A.

ARTICLE III

Registered Office, Registered Agent

The address of the corporation’s registered office in the State of Minnesota is CT Corporation Systems, Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402. The name of its registered agent at such address is CT Corporation System, Inc.

ARTICLE IV
Authorized Capital

The total authorized number of common shares of this corporation is 15,000,000, par value $1.00 per share. Each common share is entitled to one vote.

ARTICLE V
Board of Directors

A.       Number

The number of directors shall be set by the board of directors but shall not be less than seven (7) nor more than thirteen (13). The number of directors may be increased or decreased only by the affirmative vote of a majority of directors then in office at the time of the vote but subject to the above stated minimum of seven (7) and maximum of thirteen (13) directors.

If there is a decrease in the number of directors on the board of directors, the reduction in number will first apply to remove any vacancy, if any, existing at the time of the decrease. The decrease shall next apply to remove a director position upon the expiration of the term of a director then sitting. No director shall be removed during his term of office through a decrease in the size of the board of directors.

B.       Classification

The board of directors is hereby divided into three classes. At the 2011 annual meeting of shareholders, the directors of Class I shall be elected at the 2012 annual meeting of shareholders, the directors of Class II shall be elected; and at the 2013 annual meeting of shareholders, the directors of Class III shall be elected. At each annual meeting of shareholders the applicable class of directors will be elected to a three-year term. The term of office of one of the classes of directors shall expire each year.

At each annual meeting of shareholders, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, as the result of an increase or decrease in the number of directors, the class sizes are not equal, then the classes may be equalized, if possible, by a resolution of the board of directors, passed by an affirmative vote of a majority of the directors then in office at the time of such vote. The resolution may designate any single director into another class of directors such that the class sizes may be as equal as possible.

C.       Vacancies

Any vacancy occurring in the board of directors may be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the remaining directors, even though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in that class.

Any director position to be filled by reason of an increase in the number of directors set by the board of directors shall be filled only by a resolution of the board of directors passed by the affirmative vote of a majority of the directors serving at the time of the increase. A director elected to fill a newly created director position shall be elected for the unexpired portion of the term in the class to which such director is assigned.

D.       Removal of Directors

1.       By Shareholders

A director may be removed by the shareholders only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote of two-thirds of all shares present and entitled to vote.

2.       By Directors

A director may be removed by the directors only for cause, as defined in Article V, D. 3. below, and then only by a resolution passed by the affirmative vote, in person, or by a director’s consent if a director is absent, of at least two-thirds of the directors then in office. For voting purposes only, the director whose removal is being voted upon shall not be counted as being in office. Said director is disqualified from voting on the resolution.

3.       Cause

As used in this Article V, the meaning of “cause” shall be limited to malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of the corporation.

E.       Limiting Liability of Directors

No director of this corporation will be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty by such director, except to the extent expressly required by Minnesota law. Any repeal or modification of this Article V, E by the shareholders of the corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VI
Cumulative Voting Prohibition

Shareholders will have no rights of cumulative voting.

ARTICLE VII
Preemptive Rights Prohibition

Shareholders will have no statutory preemptive rights.

ARTICLE VIII

Board of Director Action by Written Consent

Any action required or permitted to be taken at a meeting of the board of directors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE IX

Quorum

A shareholders’ quorum consists of the holders of a majority of the shares entitled to vote at the meeting.

ARTICLE X

Amendment of Amended and Restated Articles of Incorporation

These Amended and Restated Articles of Incorporation shall only be amended, altered, changed, modified, added to, rescinded or repealed in whole or in part by:

i)       A legally submitted, properly passed resolution of the board of directors or a legally proposed resolution submitted by the required voting power of the shares entitled to vote as set forth in Minnesota Statutes Chapter 302A., and

ii)       Its submission to a vote at a regular or special meeting of shareholders to which written notice setting forth the substance of the proposed amendment and the time and place of the meeting is timely given to the shareholders entitled to vote at the meeting, and

iii)       The approval of said resolution by the shareholders upon the affirmative vote of two-thirds of the voting power of the shares present and entitled to vote.